Exhibit 99.1

Upstart Appoints Former Santander US CEO Tim Wennes to Its Board of Directors

SAN MATEO, Calif.—May 19, 2026—Upstart (NASDAQ: UPST), the leading AI lending marketplace, today announced that Tim Wennes has been appointed to the company’s Board of Directors, effective May 28, 2026.

“Tim brings decades of experience in every flavor of consumer lending, most notably auto,” said Paul Gu, CEO of Upstart. “His background is a perfect match for Upstart as we scale towards our ambition of having the best credit product for every segment of American consumers.”

Wennes brings over 35 years of financial services experience to Upstart. He most recently served as President and CEO of Santander Holdings USA, including Santander Bank N.A., where he oversaw a diversified set of businesses with assets in excess of $200B and led a comprehensive digital and strategic transformation of the bank’s US operations. Prior to Santander, he held executive leadership roles at MUFG Union Bank and Countrywide Bank. Wennes currently serves on the board of directors of Cushman & Wakefield Ltd. He earned his Bachelor’s degree from the University of Southern California and his MBA from California State University, Fullerton.

“Upstart is at the forefront of a fundamental shift in how credit is delivered,” said Wennes. “Having spent my career at the intersection of banking and innovation, I am honored to join the Board at a time when AI is becoming essential to the future of financial services. I look forward to helping the team deliver better outcomes for both borrowers and institutional partners.”

In conjunction with this appointment, Jeff Huber will be stepping down from the Board on May 28, 2026 after five years of service.

“We want to thank Jeff Huber for his incredible service and guidance during a pivotal era of growth for Upstart,” said Gu. “His contributions have helped set the stage for the next chapter of our mission.”

About Upstart
Upstart (NASDAQ: UPST) is the leading AI lending marketplace, connecting millions of consumers to more than 100 banks and credit unions that leverage Upstart’s AI models and cloud applications to deliver superior credit products. With Upstart AI, lenders can approve more borrowers at lower rates while delivering the exceptional digital-first experience customers demand. More than 90% of loans are fully automated, with no human intervention by Upstart. Founded in 2012, Upstart’s platform includes personal loans, automotive retail and refinance loans, home equity lines of credit, and Upstart’s new Cash Line product, a revolving line of credit. Upstart is based in San Mateo, California.

Investors
Sonya Banerjee
ir@upstart.com

Press
Eric Smith
press@upstart.com